Exhibit 99.3

CORPORATE OFFICE
1100 Cassatt Road, Berwyn, PA 19312

Contact: Kevin C. Coleman (610) 889-5247

WILLIAM J. BURKE ELECTED SENIOR VICE PRESIDENT,
COMPTROLLER & TREASURER

Berwyn, PA, May 1, 2012 — AMETEK, Inc. (NYSE: AME) today announced that the Board of Directors has elected William J. Burke as Senior Vice President, Comptroller & Treasurer, effective July 1, 2012. Mr. Burke currently serves as Vice President and Treasurer.

Frank S. Hermance, Chairman and Chief Executive Officer, said, “I am very pleased to announce Bill’s promotion to Senior Vice President, Comptroller & Treasurer. Bill has done an excellent job for AMETEK over an extended period of time. For more than eleven years Bill was responsible for taking AMETEK’s growth story to the investment community – a key factor in our strong stock price performance over this period of time. As Treasurer he has done an excellent job leading AMETEK’s financing efforts. He will continue in the Treasurer’s role while taking on the additional responsibilities as Comptroller of the Company.”

Mr. Burke, a 25 year AMETEK veteran, served in a number of financial, operational and business unit management roles prior to being named Vice President, Investor & Corporate Relations in 1999. He was named Vice President – Investor Relations & Treasurer in 2007.

Mr. Burke holds a BS in Business Management from Boston College and an MBA from the Wharton School of the University of Pennsylvania.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with annualized sales of $3.3 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 and the Russell 1000 Indices.

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include AMETEK’s ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; AMETEK’s ability to successfully

—MORE—

WILLIAM J. BURKE ELECTED SENIOR VICE PRESIDENT,
COMPTROLLER & TREASURER

develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

# # #